Exhibit 99.1

Collegium Pharmaceutical, Inc. Announces Redemption of Outstanding 2.625% Convertible Senior Notes Due 2026

STOUGHTON, Mass, April 11, 2024 (GLOBE NEWSWIRE) – Collegium Pharmaceutical, Inc. (Nasdaq: COLL) (the “Company”), a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions, today announced that it has called all $26,350,000 aggregate principal amount of its outstanding 2.625% Convertible Senior Notes Due 2026 (the “Notes”) (CUSIP No. 19459JAA2; ISIN No. US19459JAA25) for redemption on Friday, June 14, 2024 (the “Redemption Date”).

The redemption price will be payable in cash and equal to 100% of the principal amount of each Note called for redemption, plus accrued and unpaid interest on each such Note to, but excluding, the Redemption Date (the “Redemption Price”). For each $1,000 principal amount of Notes, the Redemption Price is equal to approximately $1,008.68. The Company’s redemption right in respect of the Notes arises pursuant to Section 4.03(B) of the indenture governing the Notes (the “Indenture”) as a result of the last reported sale price of the Company’s common stock (the “Common Stock”) exceeding 130% of the conversion price of the Notes during the required period of time.

Payment of the Redemption Price will be made upon presentation and surrender of the Notes to The Bank of New York Mellon Trust Company, N.A. (“BNYMTC”), in its capacity as paying agent under the Indenture (the “Paying Agent”), at the following address: The Bank of New York Mellon Trust Company, N.A., 2001 Bryan Street, 10th Floor, Dallas, Texas 75201, Attention: Transfers/Redemption/Payments. Notes held through The Depository Trust Company (“DTC”) should be presented and surrendered for redemption in accordance with DTC’s policies and procedures therefor.

On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed. Unless the Company defaults in making the payment of the Redemption Price, on and after the Redemption Date interest on the Notes will cease to accrue and the only remaining right of the holders of the Notes will be the right to receive the Redemption Price upon surrender of the Notes to be redeemed to the Paying Agent.

Holders of the Notes may surrender Notes to BNYMTC, in its capacity as conversion agent under the Indenture (the “Conversion Agent”), for conversion in accordance with the Indenture until immediately prior to 5:00 p.m. (New York City time) on the business day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on the Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full) (the “Conversion Deadline”). The Company has elected to settle any such conversions of Notes in cash in accordance with the Indenture. The Conversion Agent’s address is: The Bank of New York Mellon Trust Company, N.A., 2322 French Settlement, Bldg 100 Dallas, TX 75212.

The sending of the notice of redemption to the holders of the Notes constituted a “Make-Whole Fundamental Change” under the Indenture, and therefore the conversion rate was required to be increased in accordance with the terms of the Indenture. The conversion rate reflecting such increase is 36.7815 shares of Common Stock per $1,000 principal amount of Notes as of the date of this press release. This conversion rate will remain subject to adjustment in accordance with the Indenture from time to time for certain events.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers either as printed on the Notes or as contained in this press release.

About Collegium Pharmaceutical, Inc.

Collegium is a leading, diversified specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “forecasts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our payment of the Redemption Price on the Redemption Date and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the Company’s current expectations. These risks include, but are not limited to, the risks described under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:

Christopher James, M.D.

Vice President, Investor Relations

ir@collegiumpharma.com

Media Contact:

Marissa Samuels

Vice President, Corporate Communications

communications@collegiumpharma.com